Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BancFirst Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	25,901	$124.6375	$3,228,236	$153.10 per $1,000,000	$494.24
Total Offering Amounts					$3,228,236		$494.24
Total Fee Offsets (4)							—
Net Fee Due							$494.24

(1)
The securities to be registered include rights to acquire the common stock of BancFirst Corporation (the “Registrant”) issuable pursuant to the BancFirst Corporation Directors' Deferred Stock Compensation Plan.
(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price shown is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Capital Market on July 31, 2025, which date is within five business days prior to the filing of this Registration Statement.
(4)
The Registrant does not have any fee offsets to claim.